NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                       Joseph "Duke" Gallagher
Chief Executive Officer                                Chief Financial Officer
(504) 872-2100                                         (504) 872-2100
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 23, 1997



			GULF ISLAND FABRICATION, INC.
		       REPORTS THIRD QUARTER EARNINGS


	Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported pro forma net income of $3.7 million ($.31 per share) on revenue of $36.3 million for its third quarter ended September 30, 1997, compared to pro forma net income of $1.5 million ($.19 per share) on revenues of $19.2 million for the
third quarter of 1996.   Pro forma net income for the first nine months of 1997
was $9.2 million ($.89 per share) on revenue of $101.6 million, compared to pro forma net income of $3.2 million ($.41 per share) on revenues of $60.4 million
for the first nine months of 1996.   Pro forma net income gives effect to
federal and state income taxes as if the company had been a C corporation for tax purposes during all the periods of 1996 and 1997. Pro forma net income excludes the non-recurring charge of $1.1 million to record the cumulative deferred income tax provision upon the election on April 4, 1997 to convert from S Corporation status to C Corporation status. At September 30, 1997, the company had a revenue backlog of $92.8 million and a labor backlog of 1.4 million manhours remaining to be worked.

	On October 6, 1997 the Board of Directors declared a two-for-one stock split of the company's common stock to be effected in the form of a stock dividend for shareholders of record at the close of business on October 21, 1997. Per share data for all periods presented has been adjusted to reflect this stock split.

	Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The company also offers offshore interconnect pipe hook-up, inshore marine construction, and steel warehousing and sales.


	- 15 -



			  GULF ISLAND FABRICATION, INC.
			CONSOLIDATED STATEMENT OF INCOME
				  (UNAUDITED)
		(in thousands, except share and per share data)

						     Three months ended             Nine months ended
							September 30,                  September 30,
						     1996           1997           1996            1997
						  -----------   ------------   -----------    ------------
Revenue                                           $   19,168    $    36,311    $   60,376     $   101,556

Cost of revenue                                       16,039         29,325        53,275          83,282
Depreciation                                      -----------   ------------   -----------    ------------
Gross profit                                           3,129          6,986         7,101          18,274

General and administrative expense                       567          1,115         1,567           3,262
						  -----------   ------------   -----------    ------------
Operating income                                       2,562          5,871         5,534          15,012

Interest expense (income), net                           104            (61)          297             212
						  -----------   ------------   -----------    ------------
Income before income taxes                             2,458          5,932         5,237          14,800

Provision for income taxes                                -           2,234            -            4,210

Cumulative deferred tax provision*                        -                            -            1,144
						  -----------   ------------   -----------    ------------
Net income                                        $    2,458    $     3,698    $    5,237     $     9,446
						  ===========   ============   ===========    ============


Pro forma data:**
  Income before income taxes                      $    2,458    $     5,932    $    5,237     $    14,800

  Provision for income taxes                              -           2,234            -            4,210

  Pro forma provision for income taxes
  related to operations as S Corporation                 934             -          1,990           1,379
						 -----------   ------------   -----------    ------------
Pro forma net income                              $    1,524    $     3,698    $    3,247     $     9,211
						 ===========   ============   ===========    ============
Pro forma per share data (Notes 4 and 6):
  Pro forma net income per share                  $     0.19    $      0.31    $     0.41     $      0.89
						 ===========   ============   ===========    ============
Pro forma weighted average common shares***        7,854,000     11,742,000     7,854,000      10,370,000
						 ===========   ============   ===========    ============

* Cumulative deferred tax provision charged upon election on April 4, 1997 to convert from S Corporation status to C Corporation status.

** Pro forma information gives effect to federal and state income taxes as if the Company had been a C Corporation for tax purposes during all periods presented.

*** Includes the initial public offering completed on April 9, 1997 and retroactively restates the two-for-one stock split declared by the Board of Directors on October 6, 1997 for shareholders of record on October 21, 1997.

